EXHIBIT 10.55
*Certain information omitted and filed separately with the
Securities and Exchange Commission pursuant to Rule 24b-2(b).
-----------------------------------------------------------------


                 INTEGRATED ACCESS CENTER
                    SERVICES AGREEMENT

     This Integrated Access Center Services Agreement ("Agreement") made this 27th day of May, 1997 by and between ALTERNATE SITE
DISTRIBUTORS, INC. ("ASD") and INTERFERON SCIENCES, INC. ("ISI").

     RECITALS

I. ISI is a biopharmaceutical Company currently engaged in the study, manufacture and sale of pharmaceutical products based on its natural source, multispecies alpha interferon Interferon Alfa-n3.
ISI has developed Alferon N Injection(r) ("Alferon") which product has U.S.F.D.A. approval for human use.

II. ASD is in the business of providing distribution and product service support services through a single-point-of-contact
Integrated Access Center.

III. ISI desires to engage ASD to provide an integrated access center with four core service components which are Distribution
Services, Clinical Services, Reimbursement Services and Patient
Assistance Services.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.0  Development of Integrated Access Center

     1.1  Exclusivity

          1. ISI hereby appoints ASD as its sole distributor of Alferon in the U.S.A. and the U.S. territories. ISI agrees not to appoint or contract with any other entity as a distributor of Alferon in the U.S.A. and the U.S. territories.

          2. ASD hereby agrees that it shall not design, implement or manage a single point of contact distribution program similar to the Interferon Integrated Access Center for any other alpha interferon product which is used in any of the following therapeutic indications: Human Immunio Deficiency Virus - positive patients, Hepatitis C - patients and genital warts patients. ISI acknowledges that the exclusivity granted in this section specifically excludes ASD's core distribution business.

     1.2 ISI hereby engages ASD to develop the Interferon Sciences Integrated Access Center ("Center") for the provision of services to ISI as described below. ASD agrees to develop the Center for the fee listed in Schedule "A" attached hereto and by this reference made a part hereof.

     1.3  The Center shall comprise the following:

          1. A fully-integrated telecommunications and information management system that will capture and manage key information from each customer audience requesting information or specific services relating to Alferon.

          2. A single-point-of-contact product distribution and patient support system.

          3. Insurance eligibility and coverage verification and the payment policy for Alferon.

          4.   Referral of patients to appropriate providers.

          5.   A toll-free Alferon-dedicated telephone and fax number.

     1.4  ISI and ASD will together develop:

          1.   Brochures for targeted physicians describing how to access
               Alferon.

          2.   An enrollment form to be completed by patients and physicians.

2.0  Distribution Services

     For the fees listed in Schedule "A", ASD will provide the following services:

     2.1  Order Process Management.

          ASD will provide customer service representatives to perform the following order process management activities.

          1.   staffing during normal customer service hours;

          2. management of inbound telephone calls, faxes and EDI transmissions;

          3.   new account processing, including credit verification;

          4.   return goods processing; and

          5.   triaging calls to Interferon Sciences, if requested.

     2.2  Distribution/Warehousing.

          ASD will warehouse and inventory Alferon at ASD's distribution facility at Louisville, Kentucky, (the "ASD Facility"). Alferon that has met all regulatory product release requirements will be received, and placed into inventory for distribution. ASD and ISI will comply with all FDA regulations including product lot record retention. Distribution and warehousing services include the following:

          1.   continuous inventory maintenance

          2.   Invoicing on ASD invoice stock;

          3.   Shipment tracking;

          4.   Shipping costs;

          5.   Security costs;

          6.   Receipt of returned/damaged goods; and

          7.   Shipment of outdated/damaged goods to site of disposal.

          ISI will pay all costs, expenses, insurance, and import duties, if any, for delivery of all Alferon to the ASD facility. ASD will visually inspect each shipment of Alferon for external container or package damage or loss in transit (based upon records provided to ASD from ISI). Contingent upon ASD receiving the appropriate records to enable batch verification, ASD shall notify ISI when damage or loss has occurred within three business days of receipt of Alferon by ASD. ASD will store and ship all Alferon in compliance with good manufacturing practice guidelines and other FDA requirements.

          Alferon will be shipped in regulatory compliant refrigerated shippers upon receipt of the order transmission from customer service. Orders received by 6:00 pm EST will be shipped the same day. Orders will be distributed via UPS Next Day Air, 2 Day or 5 Day Ground for bulk shipments. Products will be distributed on an FEFO (first expired, first out) basis.


     2.3  Wholesaler and Direct Distribution

          ASD will receive direct orders for Alferon by any of electronic transmission, fax or phone. Orders may be processed in two ways:

          1.   Direct accounts will be established and invoiced directly; or

          2. Orders received by ASD will be processed as a dropship through the accounts' designated wholesaler if so requested by the customer.

3.0  CLINICAL SERVICES

     ASD will hire, train, and manage Customer Service Representatives and Clinical Specialists to answer drug information questions that come through the Integrated Access Center. Customer Service Representatives shall respond to calls of minimal service complexity (Level 1) and Clinical Specialists will handle calls of moderate service complexity (Level 2). Questions that are deemed to be complex or comprehensive (Level 3) will be transmitted via a "hot-key" to Interferon Services Medical Affairs.
     3.1  Promotional Materials

          ASD shall warehouse and manage the inventory and distribution (fulfillment) of Alferon promotional materials that are sent to ISI sales representatives. These materials will be developed and provided by ISI for use in the Integrated Access Center. ISI will provide ASD with bulk clinical and promotional materials which will be regarded as units. For the purposes of this Agreement, 50 brochures in a shrink-wrapped package will be regarded as one unit. Bulk clinical and promotional materials will further be categorized as "line items" at the ASD warehouse. ISI will be charged for the shipping costs per "line item" processed (see Schedule "A"). ASD will ship orders for weekly promotional materials via UPS Second Day Air unless otherwise specified by ISI. ASD will charge ISI actual costs for out-of-scope shipments to sales representatives as listed in Schedule "A".

Requests for promotional materials will be directed to ASD by ISI sales representatives or other authorized ISI marketing personnel via telephone, fax, or electronic media. In addition to shipments to ISI sales representatives, ASD will also ship promotional materials to medical conventions. ASD will also ship bulk clinical and promotional materials to caregivers and providers, for the fees listed in Schedule "A", for the first year of this contract. At the end of the first year of this Agreement, ASD and ISI senior management will determine if this service is still beneficial for both parties.

     3.2 The parties agree that no promotional materials to be utilized pursuant to this Agreement that refer to any specific pharmaceutical products shall be disseminated until such materials have been reviewed by ISI with regard to all applicable laws and regulations, including, but not limited to, laws and regulations administered by the U.S. Food and Drug Administration regarding the advertising and promotion of pharmaceutical products, and approved by ISI as compliant with such laws and regulations. The parties further agree that ASD shall bear no liability whatsoever for the content of any materials so reviewed and approved by ISI, and ISI shall indemnify ASD against all liability, damages, and costs arising from the use of any such materials.

     3.3 ASD will receive adverse event information from treating physicians, medical treatment centers and/or other healthcare professionals and will report such information to ISI in an FDA compliant form.

     3.4  Skilled Nursing Support (if required)

          If skilled nursing support services are required ASD will determine during the health insurance eligibility and coverage assessment process which skilled nursing service is an appropriate provider. ASD will also determine that the skilled nursing services provided will be reimbursed by the responsible payer. If such services are not reimbursable, ASD shall inform the patient that he/she shall be responsible for payment. ASD will refer the patient to an appropriate local skilled nursing service if preferred by the patient or physician. If no preference is stated, ASD will utilize a national home health agency to provide skilled nursing services to patients or physicians who request a referral.


4.0  REIMBURSEMENT SERVICES

     ASD will provide the following services for the fees as listed in Schedule "A" attached hereto:

     4.1  Reimbursement Guide.

          ASD will develop a reimbursement guide to offer information to physicians and health care providers to illustrate how to properly code and submit "clean claims" to payers for prompt payment and to reduce payment denials. The guide may also be utilized by ISI or ASD to train internal ISI personnel and the ISI sales force. The guide will include a brief description of Alferon, the rationale for treatment, package insert, and:

          1. brief overviews of key payer coverage and payment policy

          2.   medical necessity criteria

          3. diagnosis (ICD-9-CM), CPT-4, HCPCS and revenue source codes (if applicable)

          4. examples of completed claim forms specific to the treatment setting, e.g., HCFA 1500

          5.   access to the toll-free Interferon Sciences'
Integrated Access Center

     4.2  *

     4.3  *

     4.4  Alferon Treatment Assurance Program (ATAP)

          1.   Uninsured Patient Exposure Analysis

               ASD will estimate ISI's overall product exposure based on financial and health insurance models that include income, family size, age, the shift to Medicare and Medicaid as primary payers as the disease progresses, the percentage of Medicare beneficiaries who have secondary prescription drug coverage, and various levels of financial eligibility guidelines. ASD will evaluate the benefits of structuring the ATAP under a foundation with 501(c)3 status versus a straight-forward company-sponsored program. ASD will also research the eligibility guidelines and structure of competitive manufacturer patient support programs and other manufacturer sponsored patient assistance programs to recommend a specific program structure and proposed eligibility criteria. For purposes of this research, ISI has indicated that its overall objectives are:

               (1) to provide access to Alferon for patients who are uninsured, are not eligible for city county, state or federal assistance, and cannot afford the cost of therapy

               (2) to establish appropriate program guidelines to fairly disperse a limited supply of product

               (3) to identify patients who may qualify for alternate health insurance/funding to maintain the Alferon
Treatment Assurance Program as the "payer of last resort"

               (4)  identify various State Medicaid program
initiatives intended to shift patients from a state administered program to a managed healthcare program

               (5) to develop a user-friendly, streamlined program application process that is not in itself a hardship for patients and physicians to complete while maintaining necessary program controls


               (6) to provide appeals assistance and profile payers that do not provide coverage for Alferon

          2.   Initial Enrollment Kits

               If requested ASD together with ISI and its designated advertising agency will develop ATAP enrollment kits. The enrollment kit will consist of a program brochure providing a description of the program, enrollment procedures, and a program application form. If requested, an initial supply of ATAP enrollment kits will be distributed to sales representatives with additional supplies maintained in the fulfillment materials warehouse for re-orders. For the fees listed in Schedule "A", ISI/ASD sales representatives will distribute program enrollment kits to key physicians. ASD will direct-mail a supply of the enrollment kits to remote physicians and other Alferon prescribers including those who cannot be reached by the sales force during product launch. ATAP enrollment kits will be made available on a per request basis for reorders by contacting the Interferon Sciences Integrated Access Center.

          3.   Initial Enrollment Process

               It is anticipated by ASD and ISI that:

               (1) Patients and physicians will complete the ATAP enrollment application and attach all required supporting documentation (e.g., W-2, pay check stubs, physician statement of medical necessity, insurance policies or EOBS) required to confirm that the patient is uninsured and cannot afford the cost of therapy.

               (2) Enrollment applications may be faxed or mailed to the ATAP.

               (3) Enrollment application data will be input into the Alferon Patient Support Management System which creates a system-generated response regarding the patient's eligibility for ATAP participation based on:

                    (a)  income/assets

                    (b)  health insurance coverage status

                    (c)  current out-of-pocket medical expenses

                    (d)  eligibility for alternate health
insurance/funding from Medicaid and other state and federal pharmaceutical assistance programs including state Ryan White and other AIDS drug assistance programs (ADAPS)

               (4) Should referrals to the ATAP exceed two percent (2%) of all active patients treated with Alferon (excluding ATAP patients currently enrolled), ASD shall notify ISI and together ASD and ISI will re-evaluate the program eligibility criteria.

               (5) All completed ATAP applications shall be forwarded to the ISI Director of Product Reimbursement.

               (6)  If a patient is approved for ATAP
participation, and Alferon is requested, ASD will schedule a delivery date for a 30- or 90-day supply of Alferon. ASD will create an order entry record and EDI the order to the ASD Finished Goods Warehouse for picking, packing in appropriate containers for refrigerated product, and direct shipment to the physician.

          4.   Re-Qualification / Re-Enrollment

               (1) The ATAP participating patient or patient representative will be contacted by ASD once each calendar quarter to determine the level of customer satisfaction, if any further assistance is required, and to confirm that there has been no change in insurance and financial status.

               (2) ASD will mail the ATAP participating patient or patient representative a re-enrollment application with a notification to the treating physician 60 days prior to the end of the semi-annual ATAP participation award period (i.e., every six months). A letter will be enclosed requesting that all financial, insurance and medical enrollment information be updated to continue participation in the program. The patient will also be re-screened for alternate health insurance/funding eligibility.

     4.5  Under-insured Patient Assistance Program

          Under -insured patients, for purposes of this Agreement are those patients who are financially unable to pay for the full cost of Alferon and associated care for the following reasons:

               a) their insurance policy has high deductibles and/or co-payment obligations; or

               b) their insurance policies have annual drug benefit limitations and the cost of Alferon exceeds such limits; or

               c) their insurance policies have spend-down requirements that must be met prior to the Alferon costs becoming reimbursable.

ASD and ISI will work together to develop a program to assist these patients.

5.0  DATA MANAGEMENT AND REPORTING (Key Program Activity and
Management Reports)

     All integrated access center activities will be linked to a central repository (data warehouse) of information from which the following types of reports will be available to Interferon Sciences for the fees listed in Schedule "A" attached hereto:

          1.   transmission of daily sales by unit and dollars

          2.   sales reports by territory/region

          3.   inventory reports

          4.   inventory management program designed to support
ISI's treatment continuity guarantee

          5.   credits

          6.   new accounts

          7.   chargeback, rebate data

          8. program utilization data including call volume, type of caller and reason for inquiry down to the state level and/or sales territory level

          9.   payer profiling and formulary status

          10. patient, health care professional and provider profiling

          11.  reimbursement outcomes

          12. program performance measures jointly developed and mutually agreed by ASD and ISI

     ISI and ASD will jointly determine the types of reports, data elements and formats, and the frequency of reports that will be required to provide key management and program oversight information. Although standard reports are covered under this Agreement, there will be additional charges for special reports based upon programming charges.


6.0  RECALLS

     6.1 In the event that it becomes necessary to conduct a recall, market withdrawal or field correction (a "Recall") of any Product, ISI shall conduct the Recall and shall have primary responsibility therefor, and ASD shall cooperate with ISI in recalling any affected Alferon. If the Recall was due to the acts or omissions of ISI, then ISI shall pay or reimburse, as the case may be, all of ASD's direct out-of-pocket expenses, including but not limited to any reasonable attorney's fees and expenses, incurred by ASD in connection with performing any such Recall. If the Recall was due to the acts or omissions of ASD then ASD shall pay or reimburse, as the case may be, all of ISI's direct out-of-pocket expenses, including but not limited to any reasonable attorneys fees or expenses, incurred by ISI in connection with performing any such Recall. Each of the parties shall use its reasonable best efforts to minimize the expenses of Recall when it occurs. ISI shall inform ASD of the proposed Recall within forty-eight (48) hours of the initiation of the Recall. ISI and ASD will jointly develop Recall standard operating procedures.

     6.2  FDA Correspondence and Inspections

          Each of the parties shall provide the other with a copy of any correspondence or notices received by such party from FDA specifically relating to the Alferon within three (3) days of receipt. Each party shall also provide the other copies of any responses to any such correspondence or notices within three (3) days of making the response. ASD shall notify ISI of any FDA inspections of ASD's facilities specifically relating to any of the Alferon and, if reasonably possible, shall afford ISI the opportunity to be present at such inspection.

7.0  PURCHASE OF PRODUCT/RISK

     Upon execution of this Agreement:

     7.1 ASD shall buy such quantities of Alferon from ISI as required to satisfy its obligations hereunder. ISI shall sell
Alferon to ASD on purchase terms as follows:

          1.   *

          2.   *

     7.2 ASD will obtain title to all Alferon on receipt and acceptance of the Alferon at the ASD Facility. ASD shall insure Alferon in its control against loss in shipment from the ASD Facility, damage or natural catastrophes, acts of God or other reasons of force majeure.

     7.3  *

8.0  TERM AND TERMINATION

     8.1  Initial Term

          This Agreement shall be effective immediately upon execution provided that the parties hereto acknowledge that full service will be operational within one hundred twenty (120) days after the date of execution by both parties and shall continue in full force and effect thereafter for a period of three (3) years from the date of execution unless sooner terminated as provided herein.

     8.2  Termination

          This Agreement may be terminated by either party without cause on one hundred twenty (120) days written notice to the other.

     8.3 A party may terminate this Agreement immediately upon written notice for the following causes:

          1. the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the other party of its debts under any bankruptcy, insolvency, corporation or other similar law now or hereafter in effect; or (ii) the other party's making a general assignment for the benefit of creditors, or the other party's becoming insolvent, or the other party taking any corporate action to authorize any of the foregoing;

          2. the other party's failure to pay any amount that is due to the non-breaching party under this Agreement and such failure continues for seven (7) days after the other party receives notice of such breach from the non-breaching party;

          3. the other party's failure to perform any of its material obligations under this Agreement, and such failure continues for thirty (30) days after the other party receives notice of such breach from the non-breaching party; provided, however, if the other party has commenced to cure such breach within such thirty (30) days, but such cure is not completed within said thirty (30) days, the other party shall be afforded the amount of additional time reasonably necessary to complete said cure, provided that the other party diligently pursues curing the breach until completion; and

          4. the other party's failure to perform the distribution services as described in Section 2.0 for a period of more than thirty (30) days as a result of a force majeure event specified in Section 22.

     8.4 For the purposes of Section 8.3(c) above, the failure of performance by ASD hereunder shall be measured against mutually agreed S.O.Ps and program performance measures.

     8.5 If ASD shall terminate this Agreement without cause, or if ISI shall terminate this Agreement with cause, within the first ninety (90) days after execution hereof, then and only then shall ASD refund to ISI *

     8.6 All accrued payment obligations of the parties under this Agreement, Sections 1 through 6, inclusive and Sections 11 through 15, inclusive, of this Agreement shall survive the termination of this Agreement and, except as provided elsewhere in this Agreement, no termination of this Agreement shall affect any obligations or liabilities arising, or based upon acts or omissions occurring, prior to the date of such termination. The development fees shall be non-refundable except in the limited circumstances set out in
Section 8.5 above. Within thirty (30) days of termination, for whatever cause or no cause, ISI shall repurchase all inventory sold to ASD at ASD's acquisition cost . If ASD shall have terminated this Agreement without cause, or if ISI shall have terminated for cause, ASD shall pay the freight costs to deliver such inventory to ISI. If this Agreement shall have terminated for any other reason, ISI shall pay the reasonable freight costs to deliver such inventory to ISI.

     8.7 ASD agrees that for a period of six months following the termination of this Agreement, for any reason or no reason, it shall not design, implement or manage a single point of contact program for any alpha interferon product used in any of the three therapeutic indications specified in Section 1.1(b) below.

9.0  DISASTER RECOVERY

     ASD and ISI shall cooperate to develop a disaster recovery service specific to ISI's needs during the implementation process. This shall be drafted as a standard operating procedure ("SOP").

10.0 COMPENSATION - FEES FOR SERVICES

     10.1 *
     10.2 *

     10.3 *

     10.4 *

     10.5 Auditing Rights

          ASD shall keep records relating to the transactions covered by this Agreement, which records shall be available for inspection by ISI to confirm that the correct amounts have been paid under this Agreement. Such inspections shall take place not more than once per year at ASD's offices and on no less than thirty
(30) days notice and during normal business hours.


11.0 COMPLIANCE WITH LAWS

     11.1 During the term of this Agreement, each party shall conduct its activities in connection with this Agreement in compliance with all applicable laws. Specifically, ASD shall comply with all applicable Requirements of Law related to the storage, handling and distribution of Alferon, and ISI shall comply with all applicable Requirements of Law related to the importation, manufacture, distribution, labeling, storage, sale and handling of Alferon. ISI shall have the right, not more than once per year and on no less than thirty (30) days notice and during normal business hours, to inspect ASD's facilities to confirm compliance with all applicable Requirements of Law related to the storage, handling and distribution of Alferon, provided that ISI acknowledges that such inspection shall be limited to such extent required to comply with laws and to maintain the confidentiality of ASD's other customers and clients.

     11.2 ISI agrees and does hereby represent and warrant to ASD during the term of this Agreement that (1) all Alferon, and each shipment of each, or other delivery now and hereafter made by ISI to or on the order of ASD will not be, at the time of shipment or delivery, adulterated, misbranded or otherwise prohibited within the meaning of the Act or within the meaning of any applicable state or municipal law and (2) the Alferon is not, at the time of shipment or delivery to ASD, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of Sections 404 or 405 of the Act, and (3) all such Alferon will be the subject of a duly approved NDA or ANDA and may be legally transported or sold under applicable Requirements of Law and ISI guarantees that only those chemicals or sprays, and the amounts of such chemicals or sprays, approved by Governmental Authority, have been used in any of the Alferon, and (4) all Alferon have been duly approved by all Governmental Authority for commercial sale and shipment within the United States.


12.0 CORPORATE AUTHORITY

     During the term of this Agreement, each party continually represents and warrants to the other that: (a) it has full power and authority to enter into this Agreement and perform and observe all obligations and conditions to be performed or observed by it under this Agreement without any restriction by any other agreement or otherwise, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of that Party, (c) this Agreement constitutes the legal, valid and binding obligation of that Party, (d) no approvals, consents, orders or authorizations of or designation, registration, declaration or filing with any Governmental Authority (within, as a part of, or constituting the United States of America) is required for the sale and distribution of the Alferon other than any approvals previously obtained from the FDA, (e) there is no action, proceeding, or investigation pending or, so far as each party knows, threatened, which questions the validity of this Agreement, the patents and licenses related to and for the Alferon, any actions taken or to be taken pursuant to this Agreement, and
(f) the Alferon, or any part thereof, has not been materially adversely affected in any way as a result of any legislative or regulatory change, or any revocation of license or right to manufacture, distribute, handle, store, sell or market any of the Alferon.

13.0 TRADEMARKS/DATA

     Neither Party shall have the right to use the name of the other Party or the other Party's trademarks, service marks, logos, other similar marks or data and information in any manner except in the production of marketing documents and brochures as contemplated herein, without the prior written approval of that Party. Data and information which shall be deemed to belong to ISI will be the identity of Alferon customers, prescribing physician data and the identity of payor coverage and reimbursement policy data related to Alferon. Data and information which shall be deemed to belong to ASD shall be the data and information related to all goods, Alferon and services offered and sold by ASD and all data and information relating to any of ASD's customers and their respective profiles.

14.0 CONFIDENTIALITY

     14.1 Each Party acknowledges that as a result of this Agreement, that each Party shall learn Confidential Information of the other Party. Neither Party shall disclose any Confidential Information of the other Party to any person or entity, or use, or permit any person or entity to use, any of such confidential information, excepting only: (a) disclosures on a confidential basis to and use by the directors, officers, employees, and agents of that Party, or its affiliates, who have a reasonable need to know such information in connection with that Party's performance of this Agreement, and (b) disclosures which are required by law, or legal process, as reasonably determined by that Party or its legal counsel, or are made on a confidential basis to that Party's attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement. The specific material terms of this Agreement shall be deemed to be Confidential Information of each Party.

     14.2 The obligation of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years.

     14.3 Upon termination of this Agreement (for any reason) each Party shall promptly: (i) return to the other Party or destroy all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (ii) certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

15.0 INDEMNIFICATION

     15.1 Each Party shall indemnify and hold harmless the other and their respective Related Parties from and against all claims, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising directly or indirectly out of any act or omission of that Party or any failure of that Party to perform and observe fully all obligations and conditions to be performed or observed by that Party pursuant to this Agreement or any breach of any warranty made by that Party in this Agreement. Further, ISI does hereby protect, indemnify and hold harmless ASD and its related parties from and against all claims, liabilities, losses, damages, costs and expenses (including without limitation, reasonable attorneys' fees and expenses) imposed upon or incurred by or asserted against ASD and/or its Related Parties related to or arising from (1) any claim of patent or copyright infringement and (2) any loss of or damage to property, accident, injury to or death of a person or persons occurring or arising from the storage and handling of the Alferon, use, non-use, demonstration, consumption, ingestion, digestion, manufacture, production and assembly, of the Alferon and its transportation to ASD, excepting only for claims arising out of the act, negligence or omission of ASD or its employees. Further, ASD does hereby agree to protect, indemnify and hold harmless ISI and its related parties from and against all claims, liabilities, losses, damages, costs and expenses (including without limitation, attorneys' fees and expenses) imposed upon or incurred by or asserted against ISI and/or its Related Parties related to or arising from any loss of or damage to property, accident, injury to or death of a person or persons occurring or arising from the negligence of ASD (or its employees), excepting herefrom, any act, negligence or omission of ISI or its Related Parties. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A BREACH OF THIS AGREEMENT OR, EXCEPT AS SET FORTH IN SECTION 8 ANY EXPENSES, CHARGES, COSTS OR LIABILITIES, WHETHER FORESEEN OR UNFORESEEN, ARISING FROM OR RELATED TO THE ACT OF TERMINATING THIS AGREEMENT.

     15.2 The obligations and liabilities of ISI or ASD with respect to ASD Indemnified Claims or ISI Indemnified Claims, respectively, (collectively, the "Indemnified Claims"), resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

               (1)  The party claiming indemnification (the
"Indemnified Person") shall give prompt written notice to the other party of any Third Party Claim which may give rise to a Third Party Claim against the other party (the "Indemnifying Person"), stating the nature and basis of said Third Party Claim and the amount thereof to the extent known. Each Notice of Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served or written demand or other document or instrument.

               (2) If the Indemnifying Person shall acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Person shall be obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, then the Indemnifying Person shall have the right to assume the defense of any Third Party Claim at its own expense and by its own counsel (reasonably satisfactory to the Indemnified Persons); provided, however, that the Indemnifying Person shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (aa) such Third Party Claim seeks an injunction, restraining order, declaratory relief or other nonmonetary relief and, if decided adversely, such Third Party Claim could have a material adverse effect on the financial condition, properties, assets, liabilities, business, operations or prospects of any of the Indemnified Persons or (bb) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Persons and the Indemnifying Person and the former shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or additional to those available to the Indemnifying Person, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Person could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Person (any Third Party Claim of the type referred to in (aa) or (bb) being a "Nonassumable Claim").

               (3) If, in accordance with the provisions of the preceding subparagraph (ii), the Indemnifying Person shall assume the defense of a Third Party Claim (other than a Nonassumable Claim), the Indemnifying Person shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Person does not exercise its right to assume the defense of such a Third Party Claim by giving the written acknowledgment referred to in subparagraph (ii) above or may not assume such defense pursuant to such subparagraph (ii) above, then the Indemnified Persons may assume such defense and the costs, expenses and reasonable attorneys' fees incurred shall continue to constitute Losses hereunder, provided, however, that the Indemnifying Person shall not be responsible for the fees and expenses of more than one law firm in the aggregate for all Indemnified Persons.

               (4) Anything contained herein to the contrary notwithstanding, neither the Indemnifying Person nor the Indemnified Persons shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the written consent of the other, which consent shall not be unreasonably withheld. In addition, each of the Indemnifying Person and the Indemnified Persons shall cooperate and act in a reasonable and good faith manner to minimize Losses relating to any Third Party Claim.

               (5) The foregoing indemnities shall not extend to any claims arising out of one or more of: (aa) the incorrectness of any representation or warranty made by Indemnified Person pursuant to this Agreement; (bb) the failure by such Indemnified Person to perform or observe any agreement or covenant made by it in this Agreement; or (cc) the willful misconduct or gross negligence of such Indemnified Person.

16.0 INSURANCE

     During the term of this Agreement, ISI will maintain product liability and commercial general liability insurance having a limit of not less than five million dollars ($5,000,000.00), pursuant to one or more insurance policies with reputable insurance carriers. ISI shall designate ASD as an "additional insured" under all insurance policies referenced in this paragraph. As a condition precedent to the effectiveness of this Agreement, ISI shall execute the Guarantee in the form attached hereto as Schedule "B".

     ASD shall provide ISI with a certificate of insurance showing that ASD is a named insured covered by the commercial and general liability policies of its parent company Bergen Brunswig
Corporation.

17.0 NOTICES

     Any notice or other communication required or desired to be given to any Party under this Agreement shall be in writing and shall be deemed given when: (a) deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this Agreement;
(b) delivered to an express delivery service for delivery to that Party at that address; or (c) sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile numbers set forth at the end of this Agreement. Any Party may change its address or facsimile number for notices under this Agreement by giving the other Party notice of such change.

18.0 REMEDIES

     With respect to the provisions of Section 14 of this Agreement, each Party acknowledges that in the event of any violation by that Party of any of the provisions of Section 14 of this Agreement, the other Party may suffer irreparable harm and its remedies at law may be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions of
Section 14 by either Party, the other Party shall be entitled to petition for a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief. The rights and remedies of each Party under this Agreement shall be cumulative and in addition to any other rights or remedies available to such Party, whether under any other agreement, at law, or in equity.

19.0 GOVERNING LAW

     All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of California excluding the body of law relating to conflicts of laws.

20.0 SEVERABILITY

     The intention of the Parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

21.0 NON-WAIVER

     No failure by either Party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, that Party's right to demand strict compliance with all provisions of this Agreement.

22.0 FORCE MAJEURE

     If the performance of any part of this Agreement by either Party shall be affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, electronic disruptions, telecommunication failures, and acts of God, or any other causes which are beyond the control of the Parties (financial inability excepted), such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to any other Party shall not be subject to the provisions of this Section. Each party shall use its commercially reasonable efforts to minimize the impact on the other of any force majeure event specified in this Section.

23.0 CAPTIONS

     The captions of the various sections of this Agreement are not part of the context of this Agreement, and are only labels to assist in locating those sections, and shall be ignored in construing this Agreement.

24.0 COMPLETE AGREEMENT

     This Agreement contains the entire agreement between the Parties and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this Agreement. No changes to this Agreement shall be made or be binding on either Party unless made in writing and signed by both Parties. All schedules, Exhibits, Appendixes referred to in this Agreement are incorporated herein and made a part hereof as fully as if set forth herein.

25.0 SUCCESSORS

     Except as set forth in this Section, neither Party shall have the right to assign this Agreement or any of such Party's rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. After providing written notice to ISI, ASD may assign this Agreement to a party that succeeds to all or substantially all of ASD's business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise.

26.0 APPROVALS

     When this Agreement requires the approval of one or both of the parties to this Agreement, each and every such approval sought will not be unreasonably withheld by the party required to provide its approval.

27.0 RELATIONSHIP OF THE PARTIES

     The relationship of the Parties is and shall be that of independent contractors. This Agreement does not establish or create a partnership or joint venture among the Parties.

28.0 INTERPRETATION

     The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision hereof shall be interpreted for or against any party on the basis the party or the party's attorney drafted the Agreement or the provision at issue.

     This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.


INTERFERON SCIENCES, INC.


By:/s/Lawrence M. Gordon
      Lawrence M. Gordon

Address and facsimile number:

783 Jersey Avenue
New Brunswick, New Jersey   08901
Attn:Magnus Precht
     EVP Marketing and Sales
Facsimile: (732)249-6895

ALTERNATE SITE DISTRIBUTORS, INC.


By:/s/Rick Williams
      Rick Williams

Address and facsimile number:

4006 Beltline Road
Suite 200
Addison, Texas 75244
Attn: Rick Williams
      EVP Marketing and
      Business Development
Facsimile:  (972)490-5266





                   APPENDIX A

"Act" means the Federal Food, Drug and Cosmetic Act, Title 21,
United States Code, as amended, and the regulations thereunder.

"Confidential Information" shall mean information, data considered confidential by the party owning such information, whether visual, oral or in written form, but does not include (1) information which is or becomes public without the fault or participation of the other party to this Agreement or which is responsive to legal process or obligation, (2) any information lawfully in the receiving party's possession prior to the date the receiving party receives the disclosing party's information, or (3) any information which either party receives from a third party who rightfully possesses and discloses such information.

"Drug" shall have the meaning as set forth in Section 321(g)(1) of the Act.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"NDA" means a New Drug Application as defined in and contemplated by the Act.

"Person" or "Persons" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

"Related Parties" mean the successors, subsidiaries, parent corporations, affiliates, Directors, employees, agents, representatives, related entities and assigns of any Person.

"Requirement(s) of Law" means any law (including, without limitation, consumer law), treaty, rule or regulation or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.



                           SCHEDULE A

 *



                           SCHEDULE  B

     CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT

The undersigned does hereby guarantee to Alternate Site Distributors, its parent Bergen Brunswig Corporation ("BBC") and each of BBC's subsidiary corporations (together the "Group") that each shipment or other delivery of any food, drugs, devices, cosmetics, or other merchandise now or hereafter made by the undersigned, its subsidiaries, divisions or affiliated companies to or on the order of any member of the Group will not be, at the time of such shipment or delivery, adulterated, misbranded, or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. #301 et seq., as amended, and in effect at the time of said shipment or delivery (the Act) or within the meaning of any applicable state or municipal law in which the definition of adulteration or misbranding are substantially the same as those contained in the Act; and such merchandise is not, at the time of such shipment or delivery, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of section 404 or 405 of the Act (21 U.S.C.A. #344 and #355); and such merchandise is merchandise which may be legally transported or sold under the provisions of any other applicable federal, state or municipal law; and the undersigned guarantees further that only those chemicals or sprays approved by federal, state or municipal authorities have been used, and any residue in excess of the amount allowed by any such authorities has been removed therefrom.

The undersigned hereby agrees to defend, indemnify and hold the Group harmless against any and all claims, losses, damages, and liabilities whatsoever (and expenses connected therewith, including counsel fees), arising as a result of (a) any actual or asserted violation of the Act or any other federal, state or local law or regulation by virtue of which products sold, supplied, or delivered by the undersigned shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in full compliance with any federal, state or local law or regulation, and
(b) the possession, distribution, sale and/or use of, or by reason of the seizure of, any of the undersigned's products, including any prosecution or action whatsoever by any government body or agency or by any private party, including claims of bodily injury, death or property damage. The undersigned further agrees to maintain primary and noncontributing Products Liability Insurance of not less than $1,000,000.00 Combined Single Limit (Bodily Injury and Property Damage) including each member of the Group as Additional Insured as respects Broad Form Vendors Coverage, with provision for at least 30 days prior written notice to the Additional Insured in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance. The provisions set forth herein are in addition to, and not in lieu of, any terms set forth in any purchase orders accepted by the undersigned.


Interferon Sciences, Inc.     /s/Lawrence M. Gordon  May 27, 1997
Guarantor                        Lawrence M. Gordon      Date
                                 Chief Executive Officer

                                 783 Jersey Avenue
                                 New Brunswick, NJ  08901
                                (732)249-3250